Exhibit 99.1

Wayside Technology Group, Inc. Reports 2017 Third Quarter Results

and Declares Quarterly Dividend

Q3 2017:

Revenue:$106.6 million

Income from operations: $1.8 million

Net income:$1.3 million

Diluted earnings per share: $0.30 per share

Dividend declared - $0.17 per share

EATONTOWN, NJ, October 26, 2017 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the third quarter ended September 30, 2017.    The results will be discussed in a conference call to be held on Friday, October 27, 2017 at 10:00 a.m. EDT.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/site/content/webcasts.

“Despite intense market competition, we delivered satisfactory results. Net sales increased 7% and earnings per share increased slightly to $0.30 per share for the quarter,” said Simon F. Nynens, Chairman and Chief Executive Officer.  “On a year- to- date basis, our earnings per share are up $0.04 or 5%.

“I would also like to share that William Botti has announced his intention to retire from his position as Executive Vice President effective December 31, 2017. Bill will continue in his current role as he transitions his responsibilities to other team members. We would like to thank Bill for his contributions during his tenure as a member of our team.”

Operating Results:

Net sales for the quarter ended September 30, 2017 increased 7% to $106.6 million compared to $99.6 million for the same period in 2016 as growth in our Lifeboat Distribution segment was offset by a decline in TechXtend net sales. Lifeboat Distribution segment net sales for the quarter ended September 30, 2017 increased 10% to $100.2 million, compared to $91.1 million for the same period in 2016. TechXtend segment net sales for the quarter ended September 30, 2017 decreased 24% to $6.5 million, compared to $8.5 million for the same period in 2016, due to a decline in extended payment term transactions which typically vary significantly from quarter to quarter based on the timing of IT spending decisions by our larger customers.

Gross profit for the quarter ended September 30, 2017 decreased 2% to $6.2 million compared to $6.4 million for the same period in 2016. Lifeboat Distribution segment gross profit for the quarter ended September 30, 2017 and 2016 was consistent with the prior year at $5.4 million. TechXtend segment gross profit for the third quarter of 2017 decreased 11% to $0.8 million, compared to $0.9 million in 2016.

Gross profit margin (gross profit as a percentage of net sales) for the quarter ended September 30, 2017 decreased by 0.5 percentage points to 5.9%, compared to 6.4% for the same period in 2016. Lifeboat Distribution segment gross profit margin for the quarter ended September 30, 2017 decreased by 0.6 percentage points to 5.4%, compared to 6.0% for the same period last year. TechXtend segment gross profit margin for the quarter ended September 30, 2017 increased 1.8 percentage points to 12.8%, compared to 11.0% for the same period in 2016.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended September 30, 2017 increased 2% or $0.1 million over the same quarter last year to $4.5 million. The increase in general and administrative expenses is primarily due to increased employee related expenses. SG&A expenses as a percentage of net sales were 4.2% in 2017 compared to 4.4% in 2016 due to the increase in net sales.

Net income for the quarter ended September 30, 2017 was $1.3 million. Diluted earnings per share for the quarter ended September 30, 2017 increased 2% to $0.30, compared to $0.29, for the same period in 2016, as restated to be presented on a comparable basis with the current year (see explanatory note 1 in the attached tables). The increase in earnings per share was due to a lower number of weighted average diluted shares outstanding resulting from repurchases of our common stock.

On October 24, 2017, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable November 17, 2017 to shareholders of record on November 10, 2017.

For the quarter ended September 30, 2017, the Company recorded a provision for income taxes of $0.7 million.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bit Defender, Bluebeam Software, Dell/Dell Software, erwin, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Micro Focus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$4,065	$13,524
Accounts receivable, net of allowances of $2,641 and $2,293, respectively	63,683	83,317
Inventory, net	2,403	2,324
Vendor prepayments	7,471	—
Prepaid expenses and other current assets	788	948
Total current assets	78,410	100,113

Equipment and leasehold improvements, net	1,924	1,937
Accounts receivable long-term	10,243	11,119
Other assets	204	113
Deferred income taxes	235	416

Total assets	$91,016	$113,698

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$50,922	$76,087
Revolving credit facility	2,000	—
Total current liabilities	52,922	76,087

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,481,964 and 4,555,434 shares, respectively	53	53
Additional paid-in capital	30,694	30,683
Treasury stock, at cost, 802,536 and 729,066 shares, respectively	(13,855)	(12,029)
Retained earnings	22,152	20,515
Accumulated other comprehensive loss	(950)	(1,611)
Total stockholders’ equity	38,094	37,611
Total liabilities and stockholders’ equity	$91,016	$113,698

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited )		(Unaudited )
Revenues
Lifeboat segment	$300,344	$267,113	$100,188	$91,114
TechXtend segment	22,079	31,054	6,458	8,472
Total Revenue	322,423	298,167	106,646	99,586

Cost of sales
Lifeboat segment	283,471	250,974	94,771	85,674
TechXtend segment	19,377	27,868	5,632	7,540
Total Cost of sales	302,848	278,842	100,403	93,214

Gross Profit	19,575	19,325	6,243	6,372

Operating expenses
Selling costs	7,504	6,995	2,339	2,336
Share- based compensation	1,026	1,168	323	329
Other general and administrative expenses	5,731	5,407	1,789	1,686
Total Selling, general and administrative expenses	14,261	13,570	4,451	4,351

Income from operations	5,314	5,755	1,792	2,021

Interest, net	466	183	145	58
Foreign currency translation gain (loss)	22	(1)	73	3
Income before provision for income taxes	5,802	5,937	2,010	2,082
Provision for income taxes	1,867	2,008	669	704

Net income	$3,935	$3,929	$1,341	$1,378

Income per common share - Basic	$0.87	$0.83	$0.30	$0.29
Income per common share - Diluted	$0.87	$0.83	$0.30	$0.29

Weighted average common shares outstanding - Basic (1)	4,303	4,537	4,283	4,507
Weighted average common shares outstanding - Diluted (1)	4,303	4,337	4,283	4,507

Dividends per common share	$0.51	$0.51	$0.17	0.17

NOTE 1: Earnings per share for the three and nine months ended September 30, 2016 were recalculated and restated using the two class method, to be presented on a comparable basis with the same periods in 2017. In 2017 the Company determined it should be reporting earnings per share using the two class method, which treats unvested restricted shares granted under our 2012 Stock-Based Compensation Plan that are entitled to receive non-forfeitable dividends as participating securities. The change had an immaterial impact on previously reported earnings per share (and no net income impact), however, the amounts presented in these tables have been re-stated to correct the error in prior periods for comparability purposes.

The change has an immaterial impact on previously reported earnings per share (and no net income impact), however, the amounts have been re-stated for comparability purposes.

The table below shows basic and diluted EPS as previously reported and as restated ( see NOTE 1):

	Nine months ended	Three months ended
	September 30,	September 30,
	2016	2016
As Previously Reported:
Income per common share - Basic	$0.87	$0.31
Income per common share - Diluted	$0.86	$0.31

Weighted average common shares outstanding - Basic	4,537	4,507
Weighted average common shares outstanding - Diluted	4,548	4,518

As Restated:
Income per common share - Basic	$0.83	$0.29
Income per common share - Diluted	$0.83	$0.29

Weighted average common shares outstanding – Basic	4,537	4,507
Weighted average common shares outstanding – Diluted	4,537	4,507